Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	April 30, 2020
TELEFLEX REPORTS FIRST QUARTER 2020 RESULTS

First Quarter 2020 Revenues of $630.6 million, up 2.8% Versus Prior Year Period; up 4.0% on a Constant Currency Basis
First Quarter 2020 GAAP Diluted EPS from Continuing Operations of $2.78, up 212.4% Versus Prior Year Period
First Quarter 2020 Adjusted Diluted EPS from Continuing Operations of $2.72, up 21.4% Versus Prior Year Period
Withdraws Previously Provided 2020 Financial Guidance due to COVID-19 Pandemic

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 29, 2020.

First quarter 2020 net revenues were $630.6 million, an increase of 2.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues increased 4.0% over the year ago period.

First quarter 2020 GAAP earnings per share from continuing operations increased 212.4% to $2.78, compared to $0.89 in the prior year period. First quarter 2020 adjusted diluted earnings per share from continuing operations increased 21.4% to $2.72, compared to $2.24 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “We were pleased with the first quarter 2020 performance for Teleflex, with results that included 4% constant currency revenue growth and $2.72 in adjusted EPS, a 21.4% year-over-year increase.  These results occurred despite a worse than expected global impact from COVID-19, including a slow-down in the performance of non-emergent procedures during the last two weeks of March within the United States, and are a testament to the diverse product portfolio that we have created during the past decade. By geography, during the first quarter we saw a negative impact from COVID-19 in the Americas and Asia, while EMEA saw a benefit due to elevated ordering for certain anesthesia, respiratory, and vascular access products.”

Mr. Kelly continued, ”As we enter the second year of our three-year long-range plan, and despite the challenges caused by the global pandemic, Teleflex remains in a strong financial position, supported by a healthy balance sheet, which includes over $400 million of cash on hand, and access to additional liquidity under our revolving credit facility. We continue to remain confident in underlying business fundamentals, including robust demand for our innovative and critical care products. That said, due to the rapidly evolving environment and continued uncertainties from the impact of the COVID-19 global pandemic, we are withdrawing our previously announced 2020 financial guidance, as at this time, Teleflex cannot accurately predict the specific extent or duration of the impact of the COVID-19 outbreak on its financial and operating results.”

Mr. Kelly concluded, "While we are disappointed in the necessity of retracting our prior 2020 financial guidance, we remain confident in our ability to generate significant constant currency revenue growth, margin expansion, and adjusted earnings per share and free-cash flow growth over the long term."

NET REVENUE BY SEGMENT

The following table and commentary provide information regarding net revenues in each of the Company's reportable operating segments for the three months ended March 29, 2020 on both a GAAP and constant currency basis. The discussion below the tables of the principal factors behind changes in net revenues for the three months ended March 29, 2020 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	March 29, 2020	March 31, 2019	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$358.0	$344.0	4.1%	(0.2)%	4.3%
EMEA	156.1	154.6	1.0%	(2.8)%	3.8%
Asia	53.1	60.8	(12.6)%	(3.4)%	(9.2)%
OEM	63.4	54.2	16.9%	(0.6)%	17.5%
Total	$630.6	$613.6	2.8%	(1.2)%	4.0%

Americas first quarter 2020 net revenues were $358.0 million, an increase of 4.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues increased 4.3% compared to the prior year period. The increase in constant currency revenue was primarily attributable to increases in sales volumes of existing products, mostly in interventional urology, as well as an increase in new product sales, which were partially offset by a decrease in revenues caused by the COVID-19 pandemic.

EMEA first quarter 2020 net revenues were $156.1 million, an increase of 1.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues increased 3.8%

compared to the prior year period. The increase in constant currency revenue was primarily attributable to an increase in sales volumes of existing products, inclusive of a benefit from the COVID-19 pandemic.

Asia first quarter 2020 net revenues were $53.1 million, a decrease of 12.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues decreased 9.2% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a decrease in sales volumes of existing products, inclusive of the negative impact from the COVID-19 pandemic.

OEM first quarter 2020 net revenues were $63.4 million, an increase of 16.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues increased 17.5% compared to the prior year period. The increase in constant currency revenue was primarily attributable to the acquisition of IWG High Performance Conductors, Inc., and an increase in sales volumes of existing products.

NET REVENUE BY GLOBAL PRODUCT CATEGORY

The following table and commentary provide information regarding net revenues in each of the Company's global product categories for the three months ended March 29, 2020 on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	March 29, 2020	March 31, 2019	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$150.3	$143.9	4.4%	(1.2)%	5.6%
Interventional	99.9	103.2	(3.2)%	(0.9)%	(2.3)%
Anesthesia	75.7	80.3	(5.7)%	(1.8)%	(3.9)%
Surgical	75.4	86.7	(13.0)%	(1.5)%	(11.5)%
Interventional Urology	74.2	59.7	24.2%	(0.1)%	24.3%
OEM	63.4	54.2	16.9%	(0.6)%	17.5%
Other	91.7	85.6	7.2%	(2.0)%	9.2%
Total	$630.6	$613.6	2.8%	(1.2)%	4.0%

First quarter 2020 net revenues from sales of Vascular Access products were $150.3 million, an increase of 4.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues increased 5.6% compared to the prior year period.

First quarter 2020 net revenues from sales of Interventional products were $99.9 million, a decrease of 3.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues decreased 2.3% compared to the prior year period.

First quarter 2020 net revenues from sales of Anesthesia products were $75.7 million, a decrease of 5.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues decreased 3.9% compared to the prior year period.

First quarter 2020 net revenues from sales of Surgical products were $75.4 million, a decrease of 13.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues decreased 11.5% compared to the prior year period.

First quarter 2020 net revenues from sales of Interventional Urology products were $74.2 million, an increase of 24.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues increased 24.3% compared to the prior year period.

First quarter 2020 net revenues from sales of OEM products were $63.4 million, an increase of 16.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues increased 17.5% compared to the prior year period.

First quarter 2020 net revenues from sales of other products were $91.7 million, an increase of 7.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2020 net revenues increased 9.2% compared to the prior year period.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first quarter of 2020 totaled $56.7 million compared to $54.6 million for the prior year period.

Cash and cash equivalents at March 29, 2020 were $406.5 million compared to $301.1 million at December 31, 2019.

Net accounts receivable at March 29, 2020 were $441.7 million compared to $418.7 million at December 31, 2019.

Net inventories at March 29, 2020 were $488.9 million compared to $476.6 million at December 31, 2019.

WITHDRAWING 2020 OUTLOOK

As a result of the ongoing uncertainty regarding both the scope and duration of the COVID-19 global pandemic, Teleflex is withdrawing its previously issued 2020 financial guidance (on February 20).  Since February 20, the impact of COVID-19 has rapidly expanded globally across Asia, Europe and the United States. Due to the anticipation for a surge in demand for capacity to treat those affected with COVID-19, medical authorities globally (including the U.S. Surgeon General, the American College of Surgeons, the American Hospital Association, the Center for Medicaid and Medicare Services, and the U.K. National Health Service) have advised the deferral of elective medical procedures. As a result, the Company anticipates material disruption caused by the evolving COVID-19 pandemic and macroeconomic environment. In addition, given the ongoing uncertainty of the scope and duration of the pandemic, the Company is currently unable to estimate the magnitude or duration of specific impacts on its business. Given a high-degree of uncertainty around the potential negative financial impact from COVID-19, Teleflex will not update 2020 guidance until the impact of COVID-19 becomes sufficiently clear.

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 5, 2020 at 11:00am (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 7545905.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment" and "Net Revenue by Global Product Category". Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance.  Manufacturers of currently marketed medical devices will have until May 2020 to meet the MDR requirements, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until May 2024, subject to certain limitations.  Significantly, the MDR will require the re-registration of previously approved medical devices.  As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - March 29, 2020
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain) Loss on sale of business and assets	Loss on extinguishment of debt	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$297.0	$147.8	$27.4	$1.3	—	—	$11.1	$131.2	$2.78
Adjustments
Restructuring, restructuring related and impairment items (A)	4.9	0.2	—	1.3	—	—	0.8	5.7	$0.12
Acquisition, integration and divestiture related items (B)	1.7	(44.3)	—	—	—	—	0.4	(43.0)	($0.91)
Other items (C)	—	—	—	—	—	—	—	—	—
MDR (D)	—	—	1.8	—	—	—	—	1.8	$0.04
Intangible amortization expense (E)	20.9	17.9	0.1	—	—	—	6.2	32.7	$0.69
Tax adjustments	—	—	—	—	—	—	(0.1)	0.1	—
Adjusted basis	$269.5	$174.0	$25.5	—	—	—	$18.4	$128.4	$2.72

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - March 31, 2019
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of business and assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$289.6	$206.9	$27.2	$17.4	($2.7)	$11.0	$41.9	$0.89
Adjustments
Restructuring, restructuring related and impairment items (A)	3.0	0.0	0.0	17.4	—	1.9	18.5	$0.39
Acquisition, integration and divestiture related items (B)	—	13.6	—	—	(2.7)	(1.9)	12.7	$0.27
Other items (C)	—	1.3	—	—	—	0.3	1.0	$0.02
Intangible amortization expense (E)	20.8	16.9	0.1	—	—	7.7	30.0	$0.64
Tax adjustments	—	—	—	—	—	(0.7)	0.7	$0.01
Adjusted basis	$265.8	$175.2	$27.0	—	—	$18.3	$105.0	$2.24

(A)
Restructuring, restructuring related and impairment items - For the three months ended March 29, 2020, pre-tax restructuring charges were $1.3 million, pre-tax restructuring related charges were $5.1 million; there were no pre-tax impairment charges. For the three months ended March 31, 2019, pre-tax restructuring charges $14.4 million, pre-tax restructuring related charges were $3.1 million, and pre-tax impairment charges were $3.0 million.

(B)
Acquisition, integration and divestiture related items - For the three months ended March 29, 2020, these items primarily related to the reversal of contingent consideration liabilities, partially offset by charges primarily related to our acquisition of IWG High Performance Conductors, Inc. For the three months ended March 31, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, Inc., partially offset by the gain on sale of an asset. There were no divestiture related activities for the three months ended March 29, 2020 and March 31, 2019.

(C)
Other items - For the three months ended March 31, 2019, other items included expenses associated with a franchise tax audit, product relabeling costs, and costs associated with our efforts to comply with the European Medical Device Regulation.

(D)
MDR - For the three months ended March 29, 2020, these costs were associated with our efforts to comply with the European Medical Device Regulation. For the three months ended March 31, 2019, these costs were included in Other items.

(E)
Intangible amortization expense - For the three months ended March 29, 2020 and March 31, 2019, we reclassified intangible asset amortization expense of $20.9 million and $20.8 million, respectively, from selling, general and administrative expenses to cost of goods sold.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, confidence in our ability to achieve our previously stated long-term financial objectives. Actual results could differ materially from those in the forward-looking statements due to, among other things, the adverse economic conditions associated with the COVID-19 global health pandemic and the associated financial crisis, stay-at-home and other orders, which may significantly reduce customer spending and which may have a negative impact on the Company’s business, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's departure from the European Union, commonly known as "Brexit"; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 29, 2020	March 31, 2019
	(Dollars and shares in thousands, except per share)
Net revenues	$630,642	$613,584
Cost of goods sold	297,018	289,614
Gross profit	333,624	323,970
Selling, general and administrative expenses	147,796	206,921
Research and development expenses	27,396	27,150
Restructuring and impairment charges	1,346	17,395
(Gain) on sale of assets	—	(2,739)
Income from continuing operations before interest and taxes	157,086	75,243
Interest expense	15,439	22,692
Interest income	(579)	(339)
Income from continuing operations before taxes	142,226	52,890
Taxes on income from continuing operations	11,074	10,972
Income from continuing operations	131,152	41,918
Operating loss from discontinued operations	(4)	(1,343)
Tax benefit on operating loss from discontinued operations	(2)	(322)
Loss from discontinued operations	(2)	(1,021)
Net income	$131,150	$40,897
Earnings per share:
Basic:
Income from continuing operations	$2.83	$0.91
Loss from discontinued operations	—	(0.02)
Net income	$2.83	$0.89
Diluted:
Income from continuing operations	$2.78	$0.89
Loss from discontinued operations	—	(0.02)
Net income	$2.78	$0.87
Weighted average common shares outstanding
Basic	46,382	46,050
Diluted	47,231	46,942

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS

	March 29, 2020	December 31, 2019
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$406,477	$301,083
Accounts receivable, net	441,714	418,673
Inventories	488,856	476,557
Prepaid expenses and other current assets	101,606	97,943
Prepaid taxes	8,133	12,076
Total current assets	1,446,786	1,306,332
Property, plant and equipment, net	427,452	430,719
Operating lease assets	107,290	113,160
Goodwill	2,332,414	2,245,305
Intangible assets, net	2,297,178	2,156,285
Deferred tax assets	5,519	5,572
Other assets	84,925	52,447
Total assets	$6,701,564	$6,309,820
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$53,625	$50,000
Accounts payable	104,348	102,916
Accrued expenses	99,804	100,466
Current portion of contingent consideration	9,463	148,090
Payroll and benefit-related liabilities	73,632	115,981
Accrued interest	16,153	5,514
Income taxes payable	6,989	6,692
Other current liabilities	38,286	33,396
Total current liabilities	402,300	563,055
Long-term borrowings	2,340,892	1,858,943
Deferred tax liabilities	489,677	439,558
Pension and postretirement benefit liabilities	66,380	82,719
Noncurrent liability for uncertain tax positions	12,139	10,294
Noncurrent contingent consideration	23,274	71,818
Noncurrent operating lease liabilities	96,333	101,372
Other liabilities	197,545	202,741
Total liabilities	3,628,540	3,330,500
Commitments and contingencies
Total shareholders' equity	3,073,024	2,979,320
Total liabilities and shareholders' equity	$6,701,564	$6,309,820

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 29, 2020	March 31, 2019
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$131,150	$40,897
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Loss from discontinued operations	2	1,021
Depreciation expense	16,842	15,645
Intangible asset amortization expense	38,911	37,751
Deferred financing costs and debt discount amortization expense	945	1,179
Gain on sale of assets	—	(2,739)
Impairment of long-lived assets	—	3,030
Fair value step up of acquired inventory sold	1,707	—
Changes in contingent consideration	(46,502)	13,057
Stock-based compensation	3,522	5,781
Deferred income taxes, net	679	2,603
Payments for contingent consideration	(79,771)	(25,935)
Interest benefit on swaps designated as net investment hedges	(4,874)	(3,882)
Other	(18,143)	4,536
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(23,145)	(14,102)
Inventories	(12,346)	(19,200)
Prepaid expenses and other assets	6,403	(11,524)
Accounts payable, accrued expenses and other liabilities	(31,488)	8,856
Income taxes receivable and payable, net	4,651	3,192
Net cash (used in) provided by operating activities from continuing operations	(11,457)	60,166
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(19,684)	(23,494)
Proceeds from sale of assets	400	991
Payments for businesses and intangibles acquired, net of cash acquired	(265,160)	(1,025)
Net cash used in investing activities from continuing operations	(284,444)	(23,528)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	485,000	—
Net proceeds from share based compensation plans and the related tax impacts	(3,022)	2,242
Payments for contingent consideration	(60,881)	(110,953)
Dividends paid	(15,767)	(15,650)
Net cash provided by (used in) financing activities from continuing operations	405,330	(124,361)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(193)	3,610
Net cash (used in) provided by discontinued operations	(193)	3,610
Effect of exchange rate changes on cash and cash equivalents	(3,842)	(1,836)
Net increase (decrease) in cash and cash equivalents	105,394	(85,949)
Cash and cash equivalents at the beginning of the period	301,083	357,161
Cash and cash equivalents at the end of the period	$406,477	$271,212